Exhibit 99.1

Enviva Partners, LP Provides Update on Previously Reported Incident at Chesapeake Terminal

•                  Chesapeake terminal expected to return to full operation by June 30, 2018

•                  All scheduled customer deliveries have been made to date; all customer commitments for remainder of 2018 expected to be fulfilled

•                  Substantially all costs of the incident expected to be recoverable

•                  Enviva reaffirms full-year 2018 per unit distribution guidance of at least $2.53, with continued quarter-over-quarter increases

BETHESDA, MD, April 9, 2018 — In a special letter to investors (see below), John Keppler, Chairman and Chief Executive Officer of Enviva Partners, LP (NYSE: EVA) (the “Partnership” or “we”), today provided an update on the operational and financial implications of the recent fire at the Partnership’s marine export terminal in the Port of Chesapeake, Virginia.

“Thanks to the extraordinary work of the Enviva team onsite at our Chesapeake terminal following the February 27th fire, we currently expect the terminal to return to full operation by June 30, 2018,” said Keppler.  “Moreover, given the flexibility that our portfolio of multiple plants and ports provides, we have met and expect to continue meeting every customer delivery required this year under our off-take agreements. Importantly, as we believe substantially all the costs of the incident are recoverable, we are reaffirming full-year 2018 per unit distribution guidance of at least $2.53, with continued quarter-over-quarter increases expected throughout the year.”

Additionally, although the Partnership’s full-year adjusted EBITDA and distributable cash flow guidance provided in its February 22, 2018 earnings release remains achievable, the actual amounts we report for any specific quarter and for full-year 2018 will be partially dependent on the amount of recoveries from insurers and other responsible parties, the timing and performance of which are not entirely within the Partnership’s control.  In addition, quarterly distribution coverage ratios may not be comparable to the Partnership’s previously reported periods or targets, as incident costs and recoveries may not fall within the same periods.

Special Letter to Investors Follows Below

Dear Enviva Partners, LP Investors,

Just over a month ago, we reported that a fire occurred at Enviva’s deep-water export terminal in Chesapeake, Virginia.  Most importantly, no one was injured and the fire was quickly controlled due to the efforts of onsite personnel and the Chesapeake terminal’s fire suppression and mitigation processes, with assistance from local fire departments and other first responders. I am pleased to report that the site continues to be safety incident free since that time and our neighbors in the community do not appear to have been impacted.

We are now underway with restoring the terminal to full operation and wanted to provide an update on our progress and further details on the event and its implications.

Update on Fire Incident

The fire was extinguished shortly after it began on February 27, 2018.  Based on preliminary investigations, we believe it started in equipment near the top of one of the concrete storage domes and then spread to inventory in the domes.  We deployed a purpose-built nitrogen fire suppression system in the domes to disperse liquid nitrogen, which limited the combustibility of the inventory.

Over the past several weeks, our onsite personnel, in concert with experts we retained, slowly discharged product from the domes.  During that process, we encountered residual hot spots in the inventory, which made it necessary to deluge the discharged product with water to reduce the risk of combustion as the inventory came in contact with oxygen in the external air upon exiting the domes.  Consequently, the approximately 43,000 tons of inventory onsite at the time of the fire were a total loss.  The process of emptying the domes is now complete.

Based on our current assessments, which are ongoing, we believe the most significant physical damage to the terminal assets is limited to the conveyors and handling equipment required for loading and storing the product in the domes.  Neither the truck receiving assets upstream of the domes, nor the conveyors and shiploader downstream of the domes, appear to have been affected.  The structural integrity of the domes also appears not to have been impacted.

Every Customer Delivery Being Met; Terminal Expected to Return to Operation by June 30th

Shortly after the incident, our operations and logistics teams commissioned temporary storage and shiploading operations at a nearby terminal in Norfolk, Virginia. Production from our wood pellet production plants in the mid-Atlantic region is now being delivered to this Norfolk terminal, as well as to our terminal in the Port of Wilmington, North Carolina.  We loaded our first vessel in Norfolk on March 18, using reception, storage, and shiploading infrastructure that did not exist there only a few weeks earlier.  Several ships have been loaded and sailed from Norfolk since that time, and the robust capabilities of our Wilmington terminal have filled the gap with uninterrupted shipping at higher than normal volumes due to the incremental pellets from the mid-Atlantic production plants.

Although we are incurring incremental costs from the extended logistics chain of longer truck hauls and temporary terminaling and storage facilities, we believe that the current arrangements provide a durable solution as we work to bring the Chesapeake terminal back into safe operation.  We expect the Chesapeake terminal to return to full operation by June 30, 2018.

The flexibility and risk mitigation provided by our portfolio of plants and ports have enabled us to meet every customer delivery required under our off-take agreements since the incident.  Our plants are running and our ports are shipping at rates that we believe position us to meet all of our contractual requirements for the balance of the year, although specific timing of shipments may be affected from one quarter to the next.

Substantially All Costs of Incident Should be Recoverable

Turning to the financial impact of the incident, we do not believe the underlying profitability or cost position of our business will be affected once the Chesapeake terminal returns to full operation.  The events that took place in Chesapeake are financial and operational risks we identified as part of our industrial risk management process, and we believe substantially all of the costs resulting from the incident are recoverable through our insurance or other contractual rights.

We expect we will bear the immediate costs of the event, including emergency response costs, inventory and asset write-offs, and inventory disposal, in the first quarter of 2018.  Specifically, the value of the lost inventory, inclusive of disposal costs, and emergency response costs are expected to be in the range of $10 million to $12 million and $8 million to $10 million, respectively.  We expect the cost to repair damage to the terminal to be between $4 million and $8 million.  Our insurance group has been collaborative and responsive—we already have received substantial advance payments from them—and, despite the incremental cash costs borne by us prior to receipt of insurance proceeds or other recoveries, we remained undrawn on our $100 million revolver at the end of the first quarter.  We anticipate that these event-related costs, which are included in our financial results as a reduction of net income, will be added back in our calculation of adjusted EBITDA.

Business continuity costs, however, are expected to reduce adjusted EBITDA in both the first and second quarters.  The incremental costs of our extended logistics chain are expected to be approximately $4 million per month through June 30, when we expect the terminal to return to full service.  We also expect substantially all of these operational costs to be recoverable under our insurance policies, but the timing of the incurrence of the costs and their recovery will not match.  Given this potential timing mismatch, our reported adjusted EBITDA will include variability between quarters that does not reflect the underlying ratable performance of the business and our quarterly distribution coverage ratios may not be comparable to those for previously reported periods or our targets for the full year.

Reaffirming 2018 Guidance for Cash Distributions of at Least $2.53 Per Common and Subordinated Unit, With Quarter-Over-Quarter Increases Expected

The full-year 2018 adjusted EBITDA and distributable cash flow we guided to in our earnings release on February 22, 2018 remain achievable, but, as noted above, are partially dependent upon the amount of recoveries from our insurers and other responsible parties, the timing and performance of which are not entirely within our control and which may straddle quarters and possibly extend into 2019.

With our confidence in the underlying long-term stability of the business and our expectation of the recoverable nature of the costs of the Chesapeake incident, we are reaffirming our guidance for distributions of at least $2.53 per common and subordinated unit for full-year 2018, with quarter over quarter increases expected throughout the year.

Long-Term Growth Plans of Our Business Remain Intact

It is worth noting that, notwithstanding the impacts of the fire, we believe our response demonstrates the effectiveness of our business and operational model.  That model, which was designed to mitigate the potential impact of an event such as this, appears to have worked to protect our people, assets, customer commitments, and distributions to our unitholders.

With expected recoveries from our insurers and responsible parties, our financial results for the full year should not be materially affected and our plans for the long-term growth of our business remain intact.

We are a company, however, that values continuous improvement and discipline in our thinking.  We will learn from this event, and we will use these learnings to further extend our industry-leading position.

I am looking forward to sharing our continued progress with you on our forthcoming earnings call for the first quarter in early May. In the meantime, thank you for your continued confidence in our Company.

Best regards,
John Keppler
Chairman and Chief Executive Officer
April 9, 2018

About Enviva Partners, LP

Enviva Partners, LP (NYSE: EVA) is a publicly traded master limited partnership that aggregates a natural resource, wood fiber, and processes it into a transportable form, wood pellets.  The Partnership sells a significant majority of its wood pellets through long-term, take-or-pay agreements with creditworthy customers in the United Kingdom and Europe.  The Partnership owns and operates six plants with a combined production capacity of nearly three million metric tons of wood pellets per year in Virginia, North Carolina, Mississippi, and Florida.  In addition, the Partnership exports wood pellets through its owned marine terminal assets at the Port of Chesapeake, Virginia, and the Port of Wilmington, North Carolina and from third-party marine terminals in Mobile, Alabama and Panama City, Florida.

To learn more about Enviva Partners, LP, please visit our website at www.envivabiomass.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this press release and investor letter constitute “forward-looking statements” within the meaning of federal securities laws, including statements regarding (i) the timing of the Chesapeake terminal’s return to operations, (ii) the extent of the damage to the Partnership’s assets at the Chesapeake terminal, (iii) the amounts and the timing of the costs the Partnership has incurred and will incur as result of the fire incident, (iv) the recoverability of such costs, including the expectation that the Partnership’s claims under its insurance policies and its exercise of other contractual rights are valid and counterparties will perform or continue to perform their obligations thereunder, (v) the continued effectiveness of the Partnership’s logistics operations to meet customer deliveries, (vi) the Partnership’s expectation with respect to its performance under customer contracts, (vii) the Partnership’s expectation regarding the amount of its adjusted EBITDA and distributable cash flow in 2018 and the impact of the costs and recoveries from insurers and third parties thereon, (viii) the impact of the timing of such recoveries on the Partnership’s future distribution coverage ratios, and (ix) the amount of cash the Partnership expects to distribute to common and subordinated unitholders in 2018.  These forward-looking statements represent the Partnership’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved.  These forward-looking statements are subject to risks, uncertainties, and other factors, including, among others, the financial and operational impact of the fire, the duration the Chesapeake terminal is non- or partially-operational, the amount of expenditures necessary to remedy any damage, and the inability of the Partnership to recover substantially all of its costs arising from the incident, any of which could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made and, except as required by law, the Partnership does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.  New factors emerge from time to time and it is not possible for the Partnership to predict all such factors.  When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Partnership’s annual report on Form 10-K and any quarterly reports on Form 10-Q.  The risk factors and other factors noted therein could cause actual events or the Partnership’s actual results to differ materially from those contained in any forward-looking statement.

Investor Contact:

Raymond Kaszuba
(240) 482-3856
ir@envivapartners.com